UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2005

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12800 Whitewater Drive Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 984-0316

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 29, 2005, The Mosaic Company (“Mosaic”) entered into an amendment to its $850 million senior secured credit facility with JPMorgan Chase Bank, N.A., as Administrative Agent, and certain other lenders (the “Mosaic Credit Facility”). The principal purpose of the amendment was to make technical changes to the Mosaic Credit Facility in order to permit the merger (the “Merger”) into a single legal entity of three separate legal entities through which Mosaic was conducting its Phosphates business segment. These three separate legal entities were acquired by Mosaic on October 22, 2004 as part of the combination (the “Combination”) of the businesses of IMC Global Inc. and the fertilizer businesses of Cargill, Incorporated in the transaction that resulted in the formation of Mosaic. The Merger, which was also effectuated on July 29, 2005, is an important step towards simplifying Mosaic’s internal structure in a manner that facilitates achieving synergies from the Combination.

The amendment also made several additional changes to the Mosaic Credit Facility, including among other things (i) reducing restrictions under the Mosaic Credit Facility on repurchases of indebtedness junior to the indebtedness under the Mosaic Credit Facility in order to facilitate Mosaic’s use of available cash to reduce junior indebtedness, (ii) expanding the range of financing and refinancing alternatives for revolving credit facilities and foreign subsidiary indebtedness that were permitted under the Mosaic Credit Facility, and (iii) relaxing certain restrictions in order to facilitate Mosaic’s ability to obtain surety bonds.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Reference is made to the Exhibit Index hereto, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: August 4, 2005	By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Senior Vice President, General
Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
4	Form of amendment, dated as of July 29, 2005, to Credit Agreement dated as of February 18, 2005 among The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Global Holdings Inc., Mosaic Potash Colonsay ULC, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto